HUBCO, INC.
                                                           1000 MacArthur Blvd.
                                                           Mahwah, NJ  07430
                                                           (NASDAQ:  HUBC)

AT THE COMPANY:                         AT THE FINANCIAL RELATIONS BOARD, INC.
Kenneth T. Neilson, Chairman,           Kerry Thalheim
 Chief Executive Officer &              675 Third Avenue
 President (201) 236-2631               New York, NY  10017
Joseph Hurley, Chief Financial          (212) 661-8030
 Officer & Executive Vice President
(201) 236-6141

FOR IMMEDIATE RELEASE

August 18, 1997

                     HUBCO, INC. AND THE BANK OF SOUTHINGTON
                           SIGN A DEFINITIVE AGREEMENT


Mahwah, New Jersey, August 18, 1997 -- HUBCO, Inc. (NASDAQ:HUBC) and The Bank of Southington (AMEX:BSO) today announced the signing of a definitive agreement to merge The Bank of Southington into Lafayette American Bank, HUBCO's Connecticut banking subsidiary. In the merger, each share of Southington common stock will be exchanged for HUBCO common stock valued at $21.00, provided that the median closing sales price of HUBCO common stock during a pricing period prior to closing is between $27.50 and $35.00. If the median HUBCO common stock price during the pricing period is at or above $35.00, Southington shareholders will receive .6 of a share of HUBCO for each share of Southington common stock. If the median HUBCO price during the pricing period is at or below $27.50, Southington shareholders will receive .764 of a share of HUBCO for each share of Southington common stock. The Southington Board of Directors have certain rights to terminate the deal if the median HUBCO stock price during the pricing period is below $22.00. The $21.00 value is equal to 229% of Southington's book value and 22.6 times Southington's 1996 earnings per share.

In connection with the transaction Southington has issued an option to HUBCO which, based on certain events, could result in the issuance fo 275,000 Southington common shares to HUBCO. The transaction, which is expected to be treated as a tax-free exchange to holders of Southington common stock, will be accounted for as a pooling of interests.

Lafayette American Bank will have assets of approximately $1.4 billion and 30 banking offices. Huson United Bank, HUBCO's Northern New Jersey banking subsidiary has 57 offices and $1.7 billion in assets.

Kenneth T. Neilson, HUBCO's Chairman, Presient and CEO commented "We are pleased that The Bank of Southington has chosen to join the HUBCO organization. The investments which HUBCO has made in products and technology over the past two years will bring new products and services to Southington's customers while the acquisition will continue HUBCO's drive to increase revenues and achieve efficiencies." John F. McIlwain, President and CEO of Lafayette American Bank stated, "This merger represents a continuation of our drive to expand our market and serve more customers in the attactive suburban Tri-State region."

Roman F. Garbacik, Southington's Chairman, said "We are happy to reach agreement with a larger, very profitable institution with a larger capital base. The combined institution will have a greater capacity to serve all the banking needs of our customers.

The merger is subject to approval by the Federal and Connecticut bank regulatory authorities and the shareholders of Southington, as well as othe customary conditions. The Bank of Southington is a $130 million asset commercial bank headquartered in Southington, Connecticut with branches in Bristol.

HUBCO, Inc. offers a full array of innovative products and services for the retail and commercial market including imaged checking accounts, 24 hour telephone banking, loans by phone, international services, alternative investments, insurance products, trust servies and a wide variety of deposit and loan products.
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